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                              [LETTERHEAD]

                            February 28, 1997


Mr. Ignatius W. Leonards
IWL Communications, Inc.
12000 Aerospace Avenue
Houston, Texas 77034

RE: Amendment to the Loan and Security Agreement between IWL Communications, Inc. and Marine Midland Bank successor in interest to Marine Midland Business Loans, Inc. dated December 20, 1995.

Dear Mr. Leonards:

Please allow this correspondence to document the following amendments to the above referenced loan agreement:

     1) Amend item number 24.(a)(2) Maximum Debt to Tangible Net Worth Ratio - Consolidated in the Schedule to the Loan and Security Agreement to: 4.0 : 1.0.

     2) Amend item number 24.(b)(2) Maximum Debt to Tangible Net Worth Ratio - Unconsolidated in the Schedule to the Loan and Security Agreement to: 4.5 : 1.0.

     3) Amend item number 29. Permitted Capital Expenditures in the Schedule to the Loan and Security Agreement to: $5,000,000.

     4) Amend Section 1.1(11) in the Loan and Security Agreement to: Maximum Credit means Four Million Five Hundred Thousand Dollars ($4,500,000.00).

     5) Amend Section 11.7 in the Loan and Security Agreement to: Capital Stock. Purchase or retire any of its capital stock where the accounting for such a transaction would create a breach of the financial covenants. Debtor may issue capital stock so long as no default is created under Section 12.1(p) Change of Ownership.

Although executed on the above date, the effective date of these amendments is September 30, 1996.

Acknowledged and Agreed:               Accepted:


/s/ Ignatius W. Leonards               /s/ Neal T. Legan
---------------------------------      ----------------------------------
Ignatius W. Leonards                   Neal T. Legan
President                              Vice President